Exhibit 99.1

Altus Power, Inc.

Unaudited Condensed Consolidated financial statements as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30 2021 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 AND SEPTEMBER 30, 2020

Unaudited condensed consolidated Statements of Operations for the nine months ended September 30, 2021 and September 30, 2020	3

Unaudited condensed consolidated Balance Sheets as of September 30, 2021 and December 31, 2020	4

Unaudited condensed consolidated Statements of Changes in Stockholder’s Deficit for the nine months ended September 30, 2021 and September 30, 2020	6

Unaudited condensed consolidated Statements of Cash Flows for the nine months ended September 30, 2021 and September 30, 2020	7

Notes to unaudited condensed consolidated Financial Statements	8

Altus Power, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except share and per share data)

	Nine Months Ended September 30,
	2021	2020
Operating revenues, net	$50,222	$34,013
Operating expenses
Cost of operations (exclusive of depreciation and amortization shown separately below)	10,005	7,028
General and administrative	12,184	7,111
Depreciation, amortization and accretion expense	14,167	8,410
Acquisition and entity formation costs	1,186	440
Gain on fair value remeasurement of contingent consideration	(2,400)	—

Total operating expenses	$35,142	$22,989

Operating income	15,080	11,024
Other expenses
Other expenses, net	838	104
Interest expense, net	13,962	10,343
Loss on extinguishment of debt	3,245	—

Total other expense	$18,045	$10,447

(Loss) income before income tax benefit	$(2,965)	$577
Income tax benefit	1,497	881

Net (loss) income	$(1,468)	$1,458
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(186)	(8,346)

Net (loss) income attributable to Altus Power, Inc.	$(1,282)	$9,804

Cumulative preferred dividends and commitment fee earned on Series A redeemable preferred stock	(13,584)	(11,427)
Redeemable Series A preferred stock accretion	(1,616)	(1,622)

Net loss attributable to common stockholder – basic and diluted	$(16,482)	$(3,245)

Net loss per share attributable to common stockholder
Basic and diluted	$(16,017)	$(3,154)
Weighted average shares used to compute net loss per share attributable to common stockholder
Basic and diluted	1,029	1,029

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Altus Power, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except share and per share data)

	As of September 30, 2021	As of December 31, 2020
Assets
Current assets:
Cash	$34,273	$33,832
Current portion of restricted cash	3,110	3,465
Accounts receivable, net	11,556	5,752
Other current assets	9,254	1,748

Total current assets	58,193	44,797
Restricted cash, noncurrent portion	1,794	909
Property, plant and equipment, net	727,672	519,394
Intangible assets, net	16,403	11,758
Goodwill	1,965	—
Other assets	3,868	4,702

Total assets	$809,895	$581,560

Liabilities, redeemable noncontrolling interests, redeemable preferred stock and stockholder’s deficit
Current liabilities:
Accounts payable	$7,815	$1,571
Interest payable	3,149	2,665
Purchase price payable	3,162	2,638
Current portion of long-term debt, net	27,686	35,209
Other current liabilities	4,011	1,369

Total current liabilities	45,823	43,452
Long-term debt, net of current portion	503,630	353,934
Intangible liabilities, net	13,851	4,647
Asset retirement obligations	6,953	4,446
Deferred tax liability	9,268	11,001
Other long-term liabilities	5,699	6,774

Total liabilities	$585,224	$424,254
Commitments and contingent liabilities (Note 10)
Redeemable noncontrolling interests	15,167	18,311
Series A redeemable preferred stock $0.01 par value; 310,000 shares authorized; 290,000 and 208,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020 (Liquidation preference $290,000 and $212,163, respectively)	283,199	203,747
Stockholder’s deficit
Common stock $1.00 par value; 10,000 shares authorized and 1,029 shares issued and outstanding as of September 30, 2021 and December 31, 2020	1	1
Additional paid-in capital	3,159	2,033
Accumulated deficit	(97,284)	(80,802)

Total stockholder’s deficit	$(94,124)	$(78,768)
Noncontrolling interests	20,429	14,016

Total deficit	$(73,695)	$(64,752)

Total liabilities, redeemable noncontrolling interests, redeemable preferred stock and deficit	$809,895	$581,560

The following table presents the assets and liabilities of the consolidated variable interest entities (Refer to Note 5).

(In thousands)	As of September 30, 2021	As of December 31, 2020
Assets of consolidated VIEs, included in total assets above:
Cash	$5,274	$7,288
Current portion of restricted cash	1,514	3,106
Accounts receivable, net	5,370	2,842
Other current assets	888	846
Restricted cash, noncurrent portion	1,122	352
Property, plant and equipment, net	387,994	344,140
Intangible assets, net	6,453	6,477
Other assets	428	358

Total assets of consolidated VIEs	$409,043	$365,409

Liabilities of consolidated VIEs, included in total liabilities above:
Accounts payable	$802	$876
Current portion of long-term debt, net	1,080	—
Other current liabilities	784	1,118
Long-term debt, net of current portion	20,633	—
Intangible liabilities, net	898	1,020
Asset retirement obligations	4,023	3,390
Other long-term liabilities	2,119	351

Total liabilities of consolidated VIEs	$30,339	$6,755

The accompanying notes are an integral part of these condensed consolidated financial statements.

Altus Power, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT

(unaudited)

(In thousands, except share data)

	Common Stock				Total	Non
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Stockholder’s Deficit	Controlling Interests	Total Deficit
As of December 31, 2019	1,029	$1	$163	$(47,339)	$(47,175)	$8,430	$(38,745)
Cash contributions from noncontrolling interests	—	—	—	—	—	13,246	13,246
Accretion of Series A preferred stock	—	—	—	(1,622)	(1,622)	—	(1,622)
Stock-based compensation	—	—	62	—	62	—	62
Accrued dividends and commitment fees on Series A preferred stock	—	—	—	(11,427)	(11,427)	—	(11,427)
Cash distributions to common equity stockholder	—	—	—	(22,500)	(22,500)	—	(22,500)
Redemption of redeemable non-controlling interests	—	—	195	—	195	(541)	(346)
Cash distributions to noncontrolling interests	—	—	—	—	—	(627)	(627)
Noncontrolling interests assumed through acquisitions	—	—	—	—	—	925	925
Net income (loss)	—	—	—	9,804	9,804	(8,884)	920

As of September 30, 2020	1,029	$1	$420	$(73,084)	$(72,663)	$12,549	$(60,114)

	Common Stock				Total	Non
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Stockholder’s Deficit	Controlling Interests	Total Deficit
As of December 31, 2020	1,029	$1	$2,033	$(80,802)	$(78,768)	$14,016	$(64,752)
Cash contributions from noncontrolling interests	—	—	—	—	—	2,708	2,708
Accretion of Series A preferred stock	—	—	—	(1,616)	(1,616)	—	(1,616)
Stock-based compensation	—	—	111	—	111	—	111
Accrued dividends and commitment fees on Series A preferred stock	—	—	—	(13,584)	(13,584)	—	(13,584)
Cash distributions to noncontrolling interests	—	—	—	—	—	(1,093)	(1,093)
Redemption of redeemable non-controlling interests	—	—	1,015	—	1,015	—	1,015
Non-controlling interests assumed through acquisitions	—	—	—	—	—	4,315	4,315
Net (loss) income	—	—	—	(1,282)	(1,282)	483	(799)

As of September 30, 2021	1,029	$1	$3,159	$(97,284)	$(94,124)	$20,429	$(73,695)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Altus Power, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net (loss) income	$(1,468)	$1,458
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation, amortization and accretion	14,167	8,410
Unrealized (gain) loss on interest rate swaps	(356)	943
Deferred tax benefit	(1,517)	(881)
Amortization of debt discount and financing costs	2,165	1,891
Loss on extinguishment of debt	3,245	—
Gain on fair value remeasurement of contingent consideration	(2,400)	—
Stock-based compensation	111	62
Other	(232)	164
Changes in assets and liabilities, excluding the effect of acquisitions
Accounts receivable	(2,384)	(4,300)
Other assets	(148)	344
Accounts payable	6,221	2,643
Interest payable	566	1,731
Other liabilities	278	124

Net cash provided by operating activities	18,248	12,589

Cash flows from investing activities
Capital expenditures	(10,255)	(28,277)
Payments to acquire businesses, net of cash and restricted cash acquired	(192,565)	—
Payments to acquire renewable energy facilities from third parties, net of cash and restricted cash acquired	(10,673)	(17,894)
Payments for customer and site lease acquisitions	—	(750)

Net cash used for investing activities	(213,493)	(46,921)

Cash flows provided by financing activities
Proceeds from issuance of long-term debt	288,922	78,253
Repayments of long-term debt	(148,790)	(39,222)
Payment of debt issuance costs	(2,247)	(1,031)
Payment of debt extinguishment costs	(1,477)	—
Payment of deferred transaction costs	(4,254)	—
Distributions to common equity stockholder	—	(22,500)
Proceeds from issuance of Series A preferred stock	82,000	14,500
Payment of dividends and commitment fees on Series A preferred stock	(17,748)	(12,950)
Payment of contingent consideration	(129)	(142)
Contributions from noncontrolling interests	2,708	23,927
Redemption of noncontrolling interests	(831)	(606)
Distributions to noncontrolling interests	(1,938)	(843)

Net cash provided by financing activities	196,216	39,386

Net increase in cash and restricted cash	971	5,054
Cash and restricted cash, beginning of period	38,206	32,137

Cash and restricted cash, end of period	$39,177	$37,191

Supplemental cash flow disclosure
Cash paid for interest, net of amounts capitalized	$11,404	$5,849
Cash paid for taxes	99	37
Non-cash investing and financing activities
Asset retirement obligations	$2,391	$955
Deferred transaction costs not yet paid	2,801	—
Debt assumed through acquisitions	—	16,020
Acquisitions of property and equipment included in other current liabilities	622	1,284
Accrued dividends and commitment fees on Series A preferred stock	13,584	11,427

The accompanying notes are an integral part of these condensed consolidated financial statements.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

1.	General

Company Overview

Altus Power, Inc., formerly known as Altus Power America, Inc., a Delaware corporation (the “Company”), headquartered in Stamford, Connecticut, develops, owns, constructs and operates small-scale utility, commercial, industrial, public sector and community photovoltaic solar energy generation and storage facilities for the purpose of producing and selling electricity to credit worthy counterparties under long-term offtake contracts. The solar energy facilities are owned by the Company in project specific limited liability companies (the “Solar Facility Subsidiaries”).

The Company is a subsidiary of Altus Power America Holdings, LLC (“Holdings” or the “Common equity stockholder”). Holdings and the Company were formed on October 10, 2014, upon receiving a capital commitment from GSO Capital Partners (“GSO”), a Blackstone Group company, through certain sub-advised funds. The capital was committed through preferred equity in Holdings and a loan to the Company. On October 3, 2016, Holdings and the Company upsized the GSO capital facility with an additional commitment from certain sub-advised funds and two new institutional investors (“Prior Capital Facility”).

On November 22, 2019 (“Closing Date”), Holdings and the Company completed a financing with the Blackstone Group through its subsidiaries GSO and Blackstone Insurance Solutions (“BIS”), totaling $551.0 million of funded and committed capital (“Blackstone Capital Facility”). Proceeds from the Blackstone Capital Facility were used to pay off and terminate the prior capital facility and to fund future development and acquisitions.

Business Combination Agreement

On July 12, 2021, the Company entered into a Business Combination Agreement with CBRE Acquisition Holdings, Inc (“CBAH”). Pursuant to the Business Combination Agreement, and subject to the terms and conditions therein, a subsidiary of CBAH (the “First Merger Sub”) will be merged with and into the Company, with the Company surviving the merger, and immediately thereafter the Company will be merged with and into another subsidiary of CBAH (the “Second Merger Sub”), with the Second Merger Sub continuing as the surviving entity. In connection with the consummation of the business combination, CBAH will change its name to “Altus Power, Inc.”

COVID-19

The spike of a novel strain coronavirus (“COVID-19”) in the first quarter of 2020 has caused significant volatility in the U.S. markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. economy. To date, there has not been a material impact on the Company’s business operations and financial performance. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend in part, on the length and severity of these restrictions and on the Company’s ability to conduct business in the ordinary course.

2. Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company prepares its unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and regulations of the U.S. Securities and Exchange Commission for interim financial reporting. The Company’s condensed consolidated financial statements include the results of wholly-owned and partially-owned subsidiaries in which the Company has a controlling interest. All intercompany balances and transactions have been eliminated in consolidation.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020, and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The information as of December 31, 2020, included in the condensed consolidated balance sheets was derived from the Company’s audited consolidated financial statements. The condensed consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, including normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the Company’s financial position as of September 30, 2021, and the results of operations and cash flows for the nine months ended September 30, 2021, and 2020. The results of operations for the nine months ended September 30, 2021, are not necessarily indicative of the results that may be expected for the full year or any other future interim or annual period.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as the fair value of net assets acquired in connection with accounting for business combinations, the useful lives of the solar energy facilities, and inputs and assumptions used in the valuation of asset retirement obligations (“AROs”).

Segment Information

Operating segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision makers are the co-chief executive officers. Based on the financial information presented to and reviewed by the chief operating decision makers in deciding how to allocate the resources and in assessing the performance of the Company, the Company has determined it operates as a single operating segment and has one reportable segment. The Company’s principal operations, revenue and decision-making functions are located in the United States.

Cash and Restricted Cash

Cash includes all cash balances on deposit with financial institutions that are denominated in U.S. dollars. Pursuant to the budgeting process, the Company maintains certain cash on hand for possible equipment replacement related costs.

The Company records cash that is restricted as to withdrawal or use under the terms of certain contractual agreements as restricted cash. Restricted cash is included in current portion of restricted cash and restricted cash, noncurrent portion on the condensed consolidated balance sheets and includes cash held with financial institutions for cash collateralized letters of credit pursuant to various financing and construction agreements.

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets. Cash and restricted cash consist of the following:

	As of September 30, 2021	As of December 31, 2020
Cash	$34,273	$33,832
Current portion of restricted cash	3,110	3,465
Restricted cash, noncurrent portion	1,794	909

Total	$39,177	$38,206

Accounts Receivable

Management considers receivables to be fully collectible. If amounts become uncollectible, they are charged to operations in the period in which that determination is made. U.S. GAAP requires that the allowance method be used to recognize bad debts. As of September 30, 2021, and December 31, 2020, the Company determined that the allowance for uncollectible accounts receivables is not material.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash balances.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

The Company had one customer that accounted for 12.1% of total accounts receivable as of September 30, 2021, and no customers with over 10.0% of total revenue for the nine months ended September 30, 2021.

The Company had one customer that individually accounted for 12.4% of total accounts receivable as of December 31, 2020, and no customers with over 10% of total revenue for the nine months ended September 30, 2020.

Deferred Transaction Costs

Deferred transaction costs, which consist of direct incremental legal, consulting, and accounting fees relating to the merger transaction, as discussed in Note 1, are capitalized and will be recorded against proceeds upon the consummation of the transaction. In the event the merger transaction is terminated, deferred transaction costs will be expensed. As of September 30, 2021, and December 31, 2020, deferred transactions costs were $7.1 million and zero, respectively, which is included in other current assets on the condensed consolidated balance sheets. During the nine months ended September 30, 2021, the Company paid $4.3 million of deferred transaction costs and the remaining balance of $2.8 million was accrued for as of September 30, 2021, in other current liabilities on the unaudited condensed consolidated balance sheet.

Economic Concentrations

The Company and its subsidiaries own and operate solar generating facilities installed on buildings and land located across the United States. Future operations could be affected by changes in the economy, other conditions in those geographic areas or by changes in the demand for renewable energy.

Fair Value Measurements

The Company measures certain assets and liabilities at fair value, which is defined as the price that would be received from the sale of an asset or paid to transfer a liability (i.e., an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. Our fair value measurements use the following hierarchy, which prioritizes valuation inputs based on the extent to which the inputs are observable in the market.

•	Level 1—Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

•

Level 2—Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs are observable in active markets are Level 2 valuation techniques.

•

Level 3—Valuation techniques in which one or more significant inputs are unobservable. Such inputs reflect our estimate of assumptions that market participants would use to price an asset or liability.

The Company holds various financial instruments that are not required to be recorded at fair value. For cash, restricted cash, accounts receivable, accounts payable, and short-term debt the carrying amounts approximate fair value due to the short maturity of these instruments.

In connection with the acquisition, discussed in Note 4 below, on December 22, 2020, contingent consideration of up to an aggregate of $10.5 million may be payable upon achieving certain market power rates and actual power volumes generated by the acquired solar energy facilities. The Company estimated the fair value of the contingent consideration for future earnout payments using a Monte-Carlo simulation model. Significant assumptions used in the measurement include the estimated volumes of power generation of acquired solar energy facilities during the 18-36-month period since the acquisition date, market power rates during the 36-month period, and the risk-adjusted discount rate associated with the business. As the inputs are not observable, the overall fair value measurement of the contingent consideration is classified as Level 3. Liability for the contingent consideration is included in other long-term liabilities in the condensed consolidated balance sheets at the estimated fair value of $2.7 million and $5.1 million as of September 30, 2021 and December 31, 2020, respectively. Gain on fair value remeasurement of contingent consideration of $2.4 million was recorded within operating income in the unaudited condensed consolidated statements of operations for the nine months ended September 30, 2021. The gain was recorded due to changes in significant assumptions used in the measurement, including the actual versus estimated volumes of power generation of acquired solar energy facilities and market power rates.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Financing Lease Obligations

Certain of the Company’s assets were financed with sale-leaseback arrangements. Proceeds received from a sale-leaseback are treated using the financing method when the sale of the solar energy facility is not recognizable. A sale is not recognized when the leaseback arrangements include a prohibited form of continuing involvement, such as an option or obligation to repurchase the assets under the Company’s master lease agreements. Under these arrangements, the Company does not recognize any profit until the sale is recognizable, which the Company expects to recognize at the end of the arrangement when the contract is canceled and the initial deposits received are forfeited by the financing party.

The Company is required to make rental payments throughout the leaseback arrangements. These payments shall be allocated between principal and interest payments using the Company’s incremental borrowing rate.

Site Lease Agreements

Certain Solar Facility Subsidiaries have entered into site lease agreements with third parties. Pursuant to the terms of certain of these lease agreements, the subsidiaries agreed to pay the third parties a fee escalating annually per the terms of the agreements.

U.S. GAAP requires that lease expense be recorded on a straight-line basis over the term of the lease. As of September 30, 2021, and December 31, 2020, $1.8 million and $1.2 million, respectively, have been recorded as other long-term liabilities on the condensed consolidated balance sheets relating to the difference between actual lease payments and straight-line lease expense.

Revenue Recognition

The Company derives its operating revenues principally from power purchase agreements, net metering credit agreements, solar renewable energy credits (“SRECs”), and performance based incentives.

Power Purchase Agreements

A portion of the Company’s power sales revenues is earned through the sale of energy (based on kilowatt hours) pursuant to terms of power purchase agreements (“PPAs”). PPAs that qualify as leases under ASC 840, Leases, or derivatives under ASC 815, Derivatives and Hedging, are not material and the majority of the Company’s PPAs are accounted for under ASC 606, Revenue from Contracts with Customers. The Company’s PPAs typically have fixed or floating rates and are generally invoiced on a monthly basis and as of September 30, 2021, have a weighted-average remaining life of 15 years. The Company typically sells energy and related environmental attributes (e.g., renewable energy credits (“RECs”)) separately to different customers and considers the delivery of power energy under PPAs to represent a series of distinct goods that is substantially the same and has the same pattern of transfer measured by the output method. The Company applied the practical expedient allowing the Company to recognize revenue in the amount that the Company has a right to invoice which is equal to the volume of energy delivered multiplied by the applicable contract rate. For certain of the Company’s rooftop solar energy facilities revenue is recognized net of immaterial pass-through lease charges collected on behalf of building owners.

Net Metering Credit Agreements

A portion of the Company’s power sales revenues are obtained through the sale of net metering credits under NMCAs which have a weighted-average remaining life of 19 years as of September 30, 2021. Net metering credits are awarded to the Company by the local utility based on kilowatt hour generation by solar energy facilities, and the amount of each credit is determined by the utility’s applicable tariff. The Company currently receives net metering credits from various utilities including Eversource Energy, National Grid Plc, and Xcel Energy. There are no direct costs associated with net metering credits, and therefore they do not receive an allocation of costs upon generation. Once awarded, these credits are then sold to third party offtakers pursuant to the terms of the offtaker agreements. The Company views each net metering credit in these arrangements as a distinct performance obligation satisfied at a point in time. Generally, the customer obtains control of net metering credits at the point in time when the utility assigns the generated credits to the Company account, who directs the utility to allocate to the customer based upon a schedule. The transfer of credits by the Company to the customer can be up to one month after the underlying power is generated. As a result, revenue related to NMCA is recognized upon delivery of net metering credits by the Company to the customer. The Company’s customers apply net metering credits as a reduction to their utility bills. There was no change in the revenue recognition policy for net metering credits as a result of adopting Topic 606.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Solar Renewable Energy Certificates

The Company applies for and receives SRECs in certain jurisdictions for power generated by solar energy systems it owns. The quantity of SRECs is based on the amount of energy produced by the Company’s qualifying generation facilities. SRECs are sold pursuant to agreements with third parties, who typically require SRECs to comply with state-imposed renewable portfolio standards. Holders of SRECs may benefit from registering the credits in their name to comply with these state-imposed requirements, or from selling SRECs to a party that requires additional SRECs to meet its compliance obligations. The Company receives SRECs from various state regulators including New Jersey Board of Public Utilities, Massachusetts Department of Energy Resources, and Maryland Public Service Commission. There are no direct costs associated with SRECs and therefore, they do not receive an allocation of costs upon generation. Generally, individual SREC sales reflect a fixed quantity and fixed price structure over a specified term. The contracts related to SREC sales with a fixed price and quantity have maturity dates ranging from 2021 to 2026. The Company typically sells SRECs to different customers from those purchasing the energy under PPAs. The Company believes the sale of each SREC is a distinct performance obligation satisfied at a point in time and that the performance obligation related to each SREC is satisfied when each SREC is delivered to the customer. There was no change in the revenue recognition policy for SRECs as a result of adopting Topic 606.

Performance Based Incentives

Many state governments, utilities, municipal utilities and co-operative utilities offer a rebate or other cash incentive for the installation and operation of a renewable energy facility. Up-front rebates provide funds based on the cost, size or expected production of a renewable energy facility. Performance-based incentives provide cash payments to a system owner based on the energy generated by their renewable energy facility during a pre-determined period, and they are paid over that time period. The Company recognizes revenue from state and utility incentives at the point in time in which they are earned.

Other Revenue

Other revenue of $1.7 million for the nine months ended September 30, 2021, and $0.4 million for the nine months ended September 30, 2020, consists primarily of rental income and sales of power on wholesale electricity market.

Accounting Pronouncements

If the Company is or becomes public, the Company will be provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. The Company expects to elect to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.

Recent Accounting Pronouncements Adopted

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), which simplifies the accounting for income taxes, primarily by eliminating certain exceptions to ASC 740. This standard is effective for fiscal periods beginning after December 15, 2020. The Company has adopted this standard as of the first quarter of 2021 and did not have a material impact on the condensed consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which primarily changes the lessee’s accounting for operating leases by requiring recognition of lease right-of-use assets and lease liabilities. This standard is effective for annual reporting periods beginning after December 15, 2021. The Company expects to adopt this guidance in fiscal year 2022. The Company is continuing the analysis of the contractual arrangements that may qualify as leases under the new standard and expects the most significant impact will be the recognition of the right-of-use assets and lease liabilities on the consolidated balance sheets.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and has since released various amendments including ASU No. 2019-04. The new standard generally applies to financial assets and requires those assets to be reported at the amount expected to be realized. The ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

3. Revenue and accounts receivable

Disaggregation of Revenue

The following table presents the detail of revenues as recorded in the unaudited condensed consolidated statements of operations:

	Nine Months Ended September 30,
	2021	2020
Revenue under power purchase agreements	$12,341	$8,830
Revenue from net metering credits	17,922	9,757
Solar renewable energy certificate revenue	17,164	13,353
Performance based incentives	1,051	1,636
Other revenue	1,744	437

Total	$50,222	$34,013

Accounts receivable

The following table presents the detail of receivables as recorded in accounts receivable in the unaudited condensed consolidated balance sheets:

	As of September 30, 2021	As of December 31, 2020
Power purchase agreements	$2,897	$1,388
Net metering credits	4,950	3,016
Solar renewable energy certificates	3,456	1,108
Performance based incentives	94	135
Other	159	105

Total	$11,556	$5,752

Payment is typically received within 30-60 days for invoiced revenue as part of PPA and NMCAs. Receipt of payment relative to invoice date varies by customer for RECs. The Company does not have any other significant contract asset or liability balances related to revenues.

4. Acquisitions

2021 Acquisitions

Acquisition of Gridley

On January 14, 2021, the Company acquired a portfolio of two solar energy facilities (the “Gridley Acquisition”) located in California with a combined nameplate capacity of 4.3 MW from a third party for a total purchase price of $5.0 million, including $0.1 million of transaction related costs. This transaction was accounted for as an acquisition of assets, whereby the Company acquired $5.3 million of property, plant and equipment and assumed $0.3 million of other liabilities.

Acquisition of GES

On July 29, 2021, the Company acquired a portfolio of three solar energy facilities located in Connecticut, Iowa and New York (the “GES Acquisition”) with a combined nameplate capacity of 4.4 MW from a third party for a total purchase price of $5.8 million, including $0.2 million of transaction related costs. As of September 30, 2021, $0.4 million of total consideration remained payable to the seller and was included in purchase price payables on the unaudited condensed consolidated balance sheet. This transaction was accounted for as an acquisition of assets, whereby the Company acquired $5.9 million of property, plant and equipment and assumed $0.1 million of asset retirement obligations.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Acquisition of TrueGreen

On August 25, 2021, APA Finance, LLC, a wholly-owned subsidiary of the Company, acquired a 79 MW portfolio of twenty eight solar energy facilities operating across seven US states. The portfolio was acquired from private equity funds managed by True Green Capital Management, LLC for total consideration of $197.4 million (“TrueGreen Acquisition”). The TrueGreen Acquisition was made pursuant to a purchase and sale agreement (the “PSA”) dated August 25, 2021, entered into by the Company to grow its portfolio of solar energy facilities. Pursuant to the PSA, the Company acquired 100% ownership interest in a holding entity that owns solar energy facilities. The Company accounted for the TrueGreen Acquisition under the acquisition method of accounting for business combinations. Under the acquisition method, the purchase price was allocated to the assets acquired and liabilities assumed on August 25, 2021, based on their estimated fair value. All fair value measurements of assets acquired and liabilities assumed, including the noncontrolling interests, were based on significant estimates and assumptions, including Level 3 (unobservable) inputs, which require judgment. Estimates and assumptions include the estimates of future power generation, commodity prices, operating costs, and appropriate discount rates.

The assets acquired and liabilities assumed are recognized provisionally on the consolidated balance sheets at their estimated fair values as of the acquisition date. The initial accounting for the business combination is not complete pending the final reconciliation of working capital adjustments with the seller. The provisional amounts are subject to revision until the reconciliation is completed and to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. Under U.S. GAAP, the measurement period shall not exceed one year from the acquisition date and the Company will finalize these amounts no later than August 25, 2022.

The following table presents the preliminary allocation of the purchase price to the assets acquired and liabilities assumed, based on their estimated fair values on August 25, 2021 (in thousands):

Assets
Accounts receivable	$3,420
Other assets	510
Property, plant and equipment	201,150
Intangible assets	5,225

Total assets acquired	210,305
Liabilities
Accounts Payable	23
Long-term debt	1,795
Intangible liabilities	10,115
Asset retirement obligations	1,998
Other liabilities	935

Total liabilities assumed	14,866
Non-controlling interest (1)	4,315
Goodwill	1,965

Total fair value of consideration transferred, net of cash acquired	$193,089

The fair value of consideration transferred, net of cash acquired, as of August 25, 2021, is determined as follows:

Cash consideration to the seller on closing	$136,689
Cash consideration to settle debt and interest rate swaps	51,523
Cash in escrow accounts	2,738
Purchase price payable	6,486

Total fair value of consideration transferred	197,436
Cash acquired	229
Restricted cash acquired	4,118

Total fair value of consideration transferred, net of cash acquired (2)	$193,089

(1)	The fair value of the non-controlling interests was determined using an income approach representing the best indicator of fair value and was supported by a discounted cash flow technique.
(2)

The Company paid $4.1 million of the purchase price payable after the acquisition date but prior to September 30, 2021. The remaining purchase price payable of $2.4 million was recorded as of September 30, 2021, on the condensed consolidated balance sheets.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

The impact of the TrueGreen Acquisition on the Company’s revenue and net loss in the unaudited condensed consolidated statements of operations was an increase of $2.4 million and decrease of $1.6 million for the nine months ended September 30, 2021, respectively.

Unaudited Pro Forma Combined Results of Operations

The following unaudited pro forma combined results of operations give effect to the TrueGreen Acquisition as if it had occurred on January 1, 2020. The unaudited pro forma combined results of operations are provided for informational purposes only and do not purport to represent the Company’s actual consolidated results of operations had the TrueGreen Acquisition occurred on the date assumed, nor are these financial statements necessarily indicative of the Company’s future consolidated results of operations. The unaudited pro forma combined results of operations do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies.

(In thousands)	For the nine months ended September 30, 2021 (unaudited)	For the nine months ended September 30, 2020 (unaudited)
Operating revenues	$66,853	$52,752
Net income	3,670	6,425

2020 Acquisitions

Solar Acquisition

On December 22, 2020, APA Finance, LLC, a wholly-owned subsidiary of the Company, acquired a portfolio of sixteen solar energy facilities with a combined nameplate capacity of 61.5 MW located in various states of the U.S. (“Solar Acquisition”) from a third party seller. The Solar Acquisition was made pursuant to a membership interest purchase agreement (the “Purchase Agreement”) dated December 22, 2020, entered into by the Company to grow its portfolio of solar energy facilities. Pursuant to the Purchase Agreement, the Company acquired 100% ownership interest in seven managing members of partnerships that own solar energy facilities. The Company accounted for the Solar Acquisition under the acquisition method of accounting for business combinations. Under the acquisition method, the purchase price was allocated to the assets acquired and liabilities assumed on December 22, 2020, based on their estimated fair value. All fair value measurements of assets acquired and liabilities assumed, including the noncontrolling interests, were based on significant estimates and assumptions, including Level 3 (unobservable) inputs, which require judgment. Estimates and assumptions include the estimates of future power generation, commodity prices, operating costs, and appropriate discount rates.

The assets acquired and liabilities assumed are recognized provisionally on the condensed consolidated balance sheets at their estimated fair values as of the acquisition date. The initial accounting for the business combination is not complete pending the final reconciliation of working capital adjustments with the seller. The provisional amounts are subject to revision until the reconciliation is completed to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. Under U.S. GAAP, the measurement period shall not exceed one year from the acquisition date and the Company will finalize these amounts no later than December 22, 2021. No adjustments to the initial accounting for the Solar Acquisition were recorded during the nine months ended September 30, 2021.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

The following table presents the allocation of the purchase price to the assets acquired and liabilities assumed, based on their estimated fair values on December 22, 2020 (in thousands):

Assets
Accounts receivable	$2,000
Other assets	672
Property, plant and equipment	128,050
Intangible assets	960

Total assets acquired	131,682
Liabilities
Accounts payable	747
Intangible liabilities	1,020
Asset retirement obligation	2,571
Other liabilities	441

Total liabilities assumed	4,779
Noncontrolling interests(1)	8,475

Total fair value of consideration transferred, net of cash acquired	$118,428

(1)	The fair value of the non-controlling interests was determined using an income approach representing the best indicator of fair value and was supported by a discounted cash flow technique.

During the nine months ended September 30, 2021, the Company paid $2.1 million of the purchase price payable. The remaining purchase price payable of $0.5 million and $2.6 million was recorded on the condensed consolidated balance sheets as of September 30, 2021, and December 31, 2020, respectively.

The contingent consideration is related to the estimated earnout cash payments of a maximum of $10.5 million dependent on actual market power rates during the 36-month period since the acquisition date and actual power generation of acquired solar generating facilities during the 18–36-month period since the acquisition date. The Company determined the estimated fair value of the contingent consideration at the acquisition date using a Monte-Carlo simulation model. The inputs include the estimated power generation volumes and power rates, and a risk-adjusted discount rate. The inputs are significant inputs not observable in the market, which are referred to as Level 3 inputs, refer to Note 2. The estimated fair value of contingent consideration of $2.7 million and $5.1 million was recorded as of September 30, 2021, and December 31, 2020, respectively, within other long-term liabilities on the condensed consolidated balance sheets. Gain on fair value remeasurement of contingent consideration of $2.4 million was recorded within operating income in the unaudited condensed consolidated statements of operations for the nine months ended September 30, 2021.

The amounts of the acquired projects’ revenues, operating income, net income (loss) and net income (loss) attributable to the Common equity stockholder included in the condensed consolidated statements of operations for the period from December 23, 2020, through December 31, 2020, were not material.

Unaudited Pro Forma Combined Results of Operations

The following unaudited pro forma combined results of operations give effect to the acquisition of the Solar Acquisition as if it had occurred on January 1, 2020. The unaudited pro forma combined results of operations are provided for informational purposes only and do not purport to represent the Company’s actual consolidated results of operations had the Solar Acquisition occurred on the date assumed, nor are these financial statements necessarily indicative of the Company’s future consolidated results of operations. The unaudited pro forma combined results of operations do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies. Pro forma results for the nine months ended September 30, 2021, are not presented below because the results of the Solar Acquisition are included in the Company’s September 30, 2021, unaudited condensed consolidated statement of operations for the nine-month period.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

(In thousands)	For the nine months ended September 30, 2020 (unaudited)
Operating revenues	$41,975
Net income	1,159

5. Variable Interest Entity

The Company consolidates all variable interest entities (“VIEs”) in which it holds a variable interest and is deemed to be the primary beneficiary of the variable interest entity. Generally, a VIE is an entity with at least one of the following conditions: (a) the total equity investment at risk is insufficient to allow the entity to finance its activities without additional subordinated financial support, or (b) the holders of the equity investment at risk, as a group, lack the characteristics of having a controlling financial interest. The primary beneficiary of a VIE is required to consolidate the VIE and to disclose certain information about its significant variable interests in the VIE. The primary beneficiary of a VIE is the entity that has both 1) the power to direct the activities that most significantly impact the entity’s economic performance and 2) the obligations to absorb losses or receive benefits that could potentially be significant to the VIE.

The Company participates in certain partnership arrangements that qualify as VIEs. Consolidated VIEs consist of tax equity financing arrangements and partnerships in which an investor holds a noncontrolling interest and does not have substantive kick-out or participating rights. The Company, through its subsidiaries, is the primary beneficiary of such VIEs, because as the manager, it has the power to direct the day-to-day operating activities of the entity. In addition, the Company is exposed to economics that could potentially be significant to the entity given its ownership interest, therefore, has consolidated the VIEs as of September 30, 2021, and December 31, 2020. No VIEs were deconsolidated during the nine months ended September 30, 2021, and the twelve months ended December 31, 2020.

The obligations of the consolidated VIEs discussed in the following paragraphs are nonrecourse to the Company. In certain instances where the Company establishes a new tax equity structure, the Company is required to provide liquidity in accordance with the contractual agreements. The Company has no requirement to provide liquidity to purchase assets or guarantee performance of the VIEs unless further noted in the following paragraphs. The Company made certain contributions during the nine months ended September 30, 2021, as determined in the respective operating agreement.

The carrying amounts and classification of the consolidated VIE assets and liabilities included in condensed consolidated balance sheets are as follows:

	As of September 30, 2021	As of December 31, 2020
Current assets	$13,046	$14,082
Non-current assets	395,997	351,327

Total assets	$409,043	$365,409
Current liabilities	$2,666	$1,994
Non-current liabilities	27,673	4,761

Total liabilities	$30,339	$6,755

The amounts shown in the table above exclude intercompany balances which are eliminated upon consolidation. All of the assets in the table above are restricted for settlement of the VIE obligations, and all of the liabilities in the table above can only be settled using VIE resources.

The Company has not identified any VIEs during the nine months ended September 30, 2021, and the twelve months ended December 31, 2020, for which the Company determined that it is not the primary beneficiary and thus, did not consolidate.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

The Company considered qualitative and quantitative factors in determining which VIEs are deemed significant. During the nine months ended September 30, 2021, and the twelve months ended December 31, 2020, the Company consolidated twenty-one and sixteen VIEs, respectively of which one entity, Zildjian Solar V, LLC is deemed to be significant for the twelve months ended December 31, 2020. Zildjian Solar V, LLC represented 12.9% of total assets as of December 31, 2020. No VIEs were deemed significant as of September 30, 2021.

Zildjian Solar V, LLC is a tax equity partnership whose purpose is to own and operate fifteen solar energy facilities in in Hawaii, New Jersey, Massachusetts and Vermont. The Company was determined to be the primary beneficiary of Zildjian Solar V, LLC because, as the manager, it has the power to direct the day-to-day operating activities of this entity. In addition, as holder of 100% of the membership interests, the Company is exposed to economics that could potentially be significant to the entity. As such, the Company consolidated Zildjian Solar V, LLC under the VIE model as of September 30, 2021.

The below transactions affected the scope of VIEs consolidated by the Company during the nine months ended September 30, 2021, but the Company did not deem them significant:

Zildjian Solar XI Lessee, LLC

Zildjian Solar XI Lessee, LLC (“Zildjian XI”) was formed on March 15, 2021, by the Company, through its wholly-owned subsidiary, for the purposes of entering into a sale-leaseback structure to facilitate investment in solar facilities located in Massachusetts. During the nine months ended September 30, 2021, Zildjian XI sold five solar energy facilities located in Massachusetts and Minnesota with a total nameplate capacity of 10.5 MW to a third party (“Lessor”) for a total sales price of $28.5 million. In connection with these transactions, the Company and the Lessor entered into a master lease agreement under which the Company agreed to lease back solar energy facilities for an initial term of ten years.

The Company is the primary beneficiary of Zildjian XI; as such, Zildjian XI is classified as a VIE and is consolidated onto the Company’s consolidated balance sheets as of September 30, 2021. Proceeds from the sale are accounted for as financing lease obligations within long-term debt on the unaudited condensed consolidated balance sheet as of September 30, 2021. Refer to Note 6.

Zildjian Solar X, LLC

Zildjian Solar X, LLC (“Zildjian X”) was formed on December 4, 2020, by the Company as the sole owner. Zildjian X is a tax equity partnership whose purpose is to own and operate a solar energy facility with combined capacity of 4.2 MW in Massachusetts. Pursuant to the Limited Liability Company Agreement dated September 14, 2021 (the “ZX LLCA”), a third-party investor (“ZX Class A Member”) was admitted to the Company.

Pursuant to the ZX LLCA, profits and losses are allocated 99% to the ZX Class A Member and 1% to the Company until the flip date which is the first day of the calendar year that follows the fifth anniversary of the completion date of the last solar energy facility to achieve placed in service. After the flip date, profits and losses will be allocated 5.00% to the ZX Class A Member and 95.00% to the Company.

The Company was determined to be the primary beneficiary of Zildjian X because, as the manager, it has the power to direct the day-to-day operating activities of this entity. In addition, as holder of 100% of the management memberships interests, the Company is exposed to economics that could potentially be significant to the entity. As such, the Company consolidated Zildjian X under the VIE model as of September 30, 2021. The interest of the ZX Class A Member is reported as a noncontrolling interest on the accompanying unaudited condensed consolidated balance sheets.

TrueGreen Acquisition

As part of the TrueGreen Acquisition on August 25, 2021 (refer to Note 4) the Company acquired 100% of managing member interest in three partnerships Day Four Solar Holdings, LLC, Elizabeth Drive (Chester) Holdings, LLC, and Florence Solar Holdings, LLC as well as 100% interest in TGC Tolland, LLC, lessee in a sale leaseback transaction (refer to Note 6). The purpose of these entities is to acquire, own, hold, dispose of and otherwise deal with solar energy facilities. The Company was determined to be the primary beneficiary of these entities because, as the managing member, it has the power to direct the day-to- day operating activities of these entities. In addition, as holder of 100% of the managing member interests, the Company is exposed to economics that could potentially be significant to the entities. As such, the Company consolidated these entities under the VIE model.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

6. Debt and Derivatives

	As of September 30, 2021	As of December 31, 2020	Interest Type	Weighted average interest rate
Long-term debt
Rated term loan	$491,321	$362,685	Fixed	3.51%
Construction loans	13,687	25,484	Floating	2.33%
Term loans	12,980	7,218	Floating	2.33%
Financing lease obligations	22,711	—	Imputed	3.59%

Total principal due for long-term debt and financing lease obligations	540,699	395,387
Unamortized discounts and premiums	(206)	(292)
Unamortized deferred financing costs	(9,177)	(5,952)
Less: Current portion of long-term debt	27,686	35,209

Long-term debt, less current portion	$503,630	$353,934

Rated Term Loan

As part of the Blackstone Capital Facility, APA Finance, LLC (“APAF”), a wholly owned subsidiary of the Company, entered into a $251.0 million term loan facility with BIS through a consortium of lenders. The Rated Term Loan consists of investment grade-rated Class A and Class B notes that mature on June 30, 2045 (“Final Maturity Date”). The Rated Term Loan amortizes at an initial rate of 2.5% of outstanding principal per annum for a period of 5 years at which point the amortization steps up to 5% per annum until November 22, 2026 (“Anticipated Repayment Date”). After the Anticipated Repayment Date, the loan becomes fully-amortizing, and all available cash is used to pay down principal until the Final Maturity Date.

On August 25, 2021, APAF entered into an Amended and Restated Credit Agreement with BIS to refinance the Rated Term Loan (hereby referred to as the “Amended Rated Term Loan”). The Amended Rated Term Loan added an additional $135.6 million (of which $123.9 million was drawn as of September 30, 2021), to the facility, bringing the aggregate facility to $503.0 million. The Amended Rated Term Loan has a weighted average 3.51% annual fixed rate, reduced from the previous weighted average rate of 3.70%, and matures on February 29, 2056 (“Final Maturity Date”). Of the total proceeds of the refinancing, $126.4 million was used to fund the TrueGreen Acquisition.

The Amended Rated Term Loan amortizes at an initial rate of 2.5% of outstanding principal per annum for a period of 8 years at which point the amortization steps up to 4% per annum until September 30, 2031 (“Anticipated Repayment Date”). After the Anticipated Repayment Date, the loan becomes fully-amortizing, and all available cash is used to pay down principal until the Final Maturity Date.

The Company incurred $4.7 million of issuance costs related to the refinancing, which have been deferred and recorded as a reduction to the Amended Rated Term Loan balance and are amortized as interest expense on a ten-year schedule until the Amended Rated Term Loan’s Anticipated Repayment Date. Additionally, in conjunction with the refinancing, the Company expensed $1.2 million of financing costs incurred related to the modified portion of the Amended Rated Term Loan and recorded these costs in Other expenses, net in the condensed consolidated statements of operations.

In conjunction with the refinancing, a portion of the Amended Rated Term Loan was extinguished. As a result, the Company expensed unamortized deferred financing costs of $1.8 million and $1.4 million premium paid on early redemption as loss on extinguishment of debt in the unaudited condensed consolidated statements of operations.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

As of September 30, 2021, the outstanding principal balance of the Rated Term Loan was $491.3 million less unamortized debt discount and loan issuance costs totaling $8.1 million. As of December 31, 2020, the outstanding principal balance of the Rated Term Loan was $362.7 million less unamortized debt discount and loan issuance costs totaling $5.9 million.

As of September 30, 2021, the Company was in compliance with all covenants. As of December 31, 2020, the Company was in compliance with all covenants, except the delivery of the APAF audited consolidated financial statements, for which the Company obtained a waiver to extend the financial statement reporting deliverable due dates. The Company delivered the audited financial statements on August 19, 2021, before the extended reporting deliverable due dates.

Construction Facilities

Seminole Funding Resources, LLC

In the past various Company’s subsidiaries entered into loan agreements with Seminole Funding Resources, LLC to fund construction of certain solar energy facilities in Minnesota (“FastSun Loans”). The FastSun Loans had a 6-month term, are non-amortizing and accrue interest at a rate of 6.50%. During the nine months ended September 30, 2021, the Company repaid the total outstanding principal of the loan in the amount of $4.9 million.

Interest accrued for under the FastSun loans prior to placed-in-service was capitalized as part of the cost of solar energy facilities and depreciated over the useful life thereafter. For the nine months ended September 30, 2021, and 2020 the Company incurred interest costs under the agreements totaling $0.1 million and $0.2 million, respectively, which were capitalized as part of property, plant and equipment.

Construction Loan to Term Loan Facility and Letters of Credit facilities

On January 10, 2020, APA Construction Finance, LLC (“APACF”) a wholly-owned subsidiary of the Company, entered into a credit agreement with Fifth Third Bank, National Association and Deutsche Bank AG New York Branch to fund the development and construction of future solar facilities (“Construction Loan to Term Loan Facility”). The Construction Loan to Term Loan Facility includes a construction loan commitment of $187.5 million and a letter of credit commitment of $12.5 million, which can be drawn until January 10, 2023. The construction loan commitment can convert to a term loan upon commercial operation of a particular solar energy facility. In addition, the Construction Loan to Term Loan Facility accrued a commitment fee at a rate equal to .50% per year of the daily unused amount of the commitment. As of September 30, 2021, the outstanding principal balances of the construction loan and term loan were $13.7 million and $12.3 million, respectively. As of December 31, 2020, the outstanding principal balances of the construction loan and term loan were $20.6 million and $6.2 million, respectively. As of September 30, 2021, and December 31, 2020, the Company had an unused borrowing capacity of $161.5 million and $160.7 million, respectively. For the nine months ended September 30, 2021, and 2020 the Company incurred interest costs associated with outstanding construction loans totaling $0.4 million and zero, respectively, which were capitalized as part of property, plant and equipment. Also, on October 23, 2020, the Company entered into an additional letters of credit facility with Fifth Third Bank for the total capacity of $10.0 million. The Construction Loan to Term Loan Facility includes various financial and other covenants for APACF and the Company, as guarantor. As of September 30, 2021, the Company was in compliance with all such covenants. As of December 31, 2020, the Company was in compliance with all covenants, except the delivery of the audited consolidated financial statements of the Company, for which the Company obtained a waiver to extend the financial statement reporting deliverable due date. The Company delivered the audited financial statements on August 11, 2021, before the extended reporting deliverable due date.

As of September 30, 2021, the total letters of credit outstanding with Fifth Third Bank and Deutsche Bank were $10.0 million and $0.6 million, respectively, with an unused capacity of $0.1 million and $11.9 million, respectively. As of December 31, 2020, the total letters of credit outstanding with Fifth Third Bank and Deutsche Bank were $7.2 million and $0.3 million, respectively, with an unused capacity of $2.8 million and $12.2 million, respectively. To the extent liabilities are incurred as a result of the activities covered by the letters of credit, such liabilities are included on the accompanying condensed consolidated balance sheets. From time to time, the Company is required to post financial assurances to satisfy contractual and other requirements generated in the normal course of business. Some of these assurances are posted to comply with federal, state or other government agencies’ statutes and regulations. The Company sometimes uses letters of credit to satisfy these requirements and these letters of credit reduce the Company’s borrowing facility capacity.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

PSE&G Loans

As part of the FUSE Acquisition, the Company acquired the Solar Loan Agreements with Public Service Electric and Gas Company (“PSE&G”). Each loan has a term of 15 years and accrues interest at a rate of 11.39%, compounded monthly. As of September 30, 2021, the principal balance of the PSE&G Loans was $0.4 million, including fair value debt discount of $0.2 million determined by the Company as part of the acquisition accounting. As of December 31, 2020, the principal balance of the PSE&G Loans was $0.7 million, including fair value debt discount of $0.3 million determined by the Company as part of the acquisition accounting.

Financing Lease Obligations

Zildjian XI

During the nine months ended September 30, 2021, the Company, through its subsidiary Zildjian XI, sold five solar energy facilities located in Massachusetts and Minnesota with the total nameplate capacity of 10.5 MW to a third party (“ZXI Lessor”) for a total sales price of $28.5 million. In connection with these transactions, the Company and the ZXI Lessor entered into master lease agreement under which the Company agreed to lease back solar energy facilities for an initial term of ten years. The proceeds received from the sale-leaseback transactions net of transaction costs of $1.0 million and prepaid rent of $7.7 million amounted to $19.8 million.

The master lease agreement provides for a residual value guarantee as well as a lessee purchase option, both of which are forms of continuing involvement and prohibit the use of sale leaseback accounting under ASC 840. As a result, the Company accounts for the transaction using the financing method by recognizing the sale proceeds as a financing obligation and the assets subject to the sale-leaseback remain on the balance sheet of the Company and are being depreciated. The aggregate proceeds have been recorded as a long-term debt within the condensed consolidated balance sheets.

TrueGreen Acquisition

As part of the TrueGreen Acquisition on August 25, 2021 (refer to Note 4) the Company assumed financing lease liability of $1.8 million associated with the sale-leaseback of a solar energy facility located in Connecticut with the total nameplate capacity of 1.2 MW. In accordance with the sale-leaseback arrangement the solar energy facility was sold and immediately leased back from a third-party lessor (“TGC Lessor”). The master lease agreement provides the lessee with a purchase option, which represents a form of continuing involvement and prohibits the use of sale leaseback accounting under ASC 840.

Presentation and minimum lease payments

As of September 30, 2021, the Company has recorded a financing obligation of $22.7 million, net of $1.0 million of deferred transaction costs, in the unaudited condensed consolidated balance sheet. Payments of $0.1 million were made under the financing obligation for the nine months ended September 30, 2021. Interest expense, inclusive of the amortization of deferred transaction costs for the nine months ended September 30, 2021, was $0.2 million.

The table below shows the minimum lease payments under the financing lease obligations for the years ended:

2021	$334
2022	1,278
2023	1,287
2024	1,290
2025	1,300
Thereafter	10,563

Total	$16,052

The difference between the outstanding financing lease obligation of $22.7 million and $16.1 million of minimum lease payments, including the residual value guarantee, is due to $8.6 million of investment tax credits claimed by the Lessor less $0.2 million of interest accrued, and $1.7 million of the implied interest on financing lease obligation included in minimum lease payments.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Derivatives

The Company’s derivative instruments consist of interest rate swaps that are not designated as a cash flow hedge or a fair value hedge under accounting guidance. The Company uses interest rate swaps to manage its net exposure to interest rate changes. Changes in fair value are recorded in interest expense, net in the condensed consolidated statements of operations.

As of September 30, 2021, and December 31, 2020, derivative instruments were not material.

7. Equity

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, as may be declared by the Company’s board of directors. As of September 30, 2021, and December 31, 2020, no common stock dividends have been declared. As of September 30, 2021, and December 31, 2020, there were 10,000 shares of common stock authorized, of which 1,029 shares were outstanding. See Note 8 for the details of common stock issued on the Closing Date of the Blackstone Capital Facility.

8. Redeemable Preferred Stocks

GSO Preferred Stock

As part of the Blackstone Capital Facility and under terms of a securities purchase agreement, GSO committed to purchase up to $300.0 million of Series A preferred stock from the Company and 309 shares of common stock. On Closing Date, the Company issued 160,000 shares of Series A preferred stock in return for cash of $160.0 million and the 309 shares of common stock.

The changes in the components of Series A preferred stock are presented in the table below:

	Units	Amount
As of December 31, 2019	176,500	$167,441

Issuance of Series A preferred stock	14,500	14,500
Accretion of Series A preferred stock	—	1,622
Accrued dividends and commitment fees on Series A preferred stock	—	11,427
Payment of dividends and commitment fees on Series A preferred stock	—	(12,950)

As of September 30, 2020	191,000	$182,040

As of December 31, 2020	208,000	$203,747
Issuance of Series A preferred stock	82,000	82,000
Accretion of Series A preferred stock	—	1,616
Accrued dividends and commitment fees on Series A preferred stock	—	13,584
Payment of dividends and commitment fees on Series A preferred stock	—	(17,748)

As of September 30, 2021	290,000	$283,199

Redemption Rights and Dividend Provisions

Series A preferred stock carries a fixed rate dividend of 8% which is required to be paid by the Company in bi-annual installments, whether or not declared, and thus accrued in the condensed consolidated financial statements. Series A preferred stock may be redeemed at the option of the Company at any time. GSO has an optional redemption on or after the fifth anniversary of the Closing Date or upon a change of control, event of default or an acceleration of debt under the credit agreement of the Rated Term Loan. The redemption price shall be equal to the outstanding capital balance plus any accrued dividend. Series A preferred stock is not convertible. The Company accretes the carrying value of the Series A preferred stock to the redemption value and records accretion as the increase of accumulated deficit.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

During the nine months ended September 30, 2021, and 2020, the Company recorded total Series A preferred stock dividends of $13.3 million and $11.0 million, respectively. During the nine months ended September 30, 2021, and 2020, $17.3 million and $12.4 million, respectively, was paid. As of September 30, 2021, and December 31, 2020, zero and $4.0 million, respectively, remained unpaid and were added to the outstanding balance of the Series A preferred stock.

As consideration for GSO’s commitment to purchase Series A preferred stock, the Company agreed to pay GSO a commitment fee of 0.50% per annum on the portion of unfunded committed Series A preferred stock. For nine months ended September 30, 2021, and 2020, the Company recorded costs of $0.3 million and $0.4 million, respectively. As of September 30, 2021, and December 31, 2020, zero and $0.1 million, respectively, remained unpaid and were added to the outstanding balance of the Series A preferred stock.

Balance Sheet Classification

The Company’s Series A preferred stock is classified outside of stockholder’s deficit on the condensed consolidated balance sheets because the holders of such shares have redemption rights that, in certain situations, are not solely within the control of the Company and would permit the redemption of the then-outstanding Series A preferred stock. As of September 30, 2021, and December 31, 2020, Series A preferred stock of $283.2 million and $203.7 million, respectively, is recorded within temporary equity on the accompanying condensed consolidated balance sheets.

9. Redeemable Noncontrolling Interests

The changes in the components of redeemable noncontrolling interests are presented in the table below:

	For the nine months ended September 30,
	2021	2020
Redeemable noncontrolling interest, beginning balance	$18,311	$3,411
Cash contributions	—	10,681
Cash distributions	(845)	(216)
Redemption of redeemable noncontrolling interests	(1,630)	—
Net (loss) income attributable to redeemable noncontrolling interest	(669)	538

Redeemable noncontrolling interest, ending balance	$15,167	$14,414

10. Commitments and Contingencies

Legal

The Company is a party to a number of claims and governmental proceedings which are ordinary, routine matters incidental to its business. In addition, in the ordinary course of business the Company periodically has disputes with vendors and customers. The outcomes of these matters are not expected to have, either individually or in the aggregate, a material adverse effect on the Company’s financial position or results of operations.

Performance Guarantee Obligations

The Company guarantees certain specified minimum solar energy production output under the Company’s PPA agreements, generally over a term of 10, 15 or 25 years. The solar energy systems are monitored to ensure these outputs are achieved. The Company evaluates if any amounts are due to customers based upon not meeting the guaranteed solar energy production outputs at each reporting period end. As of September 30, 2021, and December 31, 2020, the guaranteed minimum solar energy production has been met and the Company has recorded no performance guarantee obligations.

Leases

The Company has operating leases for land and buildings. For nine months ended September 30, 2021, and 2020, the Company recorded site lease expenses under these agreements totaling $3.2 million and $2.3 million, respectively of which are recorded in cost of operations in the condensed consolidated statements of operations.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

11. Related Party Transactions

There were no amounts due to related parties, other than interest payable, as of September 30, 2021, and December 31, 2020. Additionally, in the normal course of business, the Company conducts transactions with affiliates:

Blackstone Subsidiaries as Amended Rated Term Loan Lender and Preferred Equity Holder

The Company incurs interest expense on the Rated Term Loan. During the nine months ended September 30, 2021, and 2020, the total related party interest expense associated with the Rated Term Loan was $10.5 million and $6.9 million, respectively, and is recorded as interest expense in the accompanying condensed consolidated statements of operations. As of September 30, 2021, and December 31, 2020, interest payable of $3.0 million and $2.6 million, respectively, was due under the Rated Term Loan was recorded as interest payable on the accompanying condensed consolidated balance sheets.

Additionally, the Company paid $1.4 million of fees to BIS in conjunction with the refinancing of the Rated Term Loan discussed in Note 6. The portion of these fees allocated to the modified portion of the Amended Rated Term Loan is included in Other expenses, net in the unaudited condensed consolidated statements of operations. The portion of these fees allocated to new lenders have been deferred and recorded as a reduction to the Amended Rated Term Loan balance and are amortized as interest expense on a ten-year schedule until the Amended Rated Term Loan’s Anticipated Repayment Date.

Other Related Parties

On February 21, 2020, the Company entered into a Purchase Agreement to acquire the remaining assets of Sound Solar Systems, LLC, a related party of the Company through common ownership, for $0.3 million. During the nine months ended September 30, 2020, the Company incurred costs totaling $0.1 million for design, engineering and construction services provided by Sound Solar Systems, LLC. As a result of the Sound Solar Acquisition, the Company acquired tangible and intangible assets related to the design and engineering of solar photovoltaic projects for the cash consideration of $0.3 million.

12. Net Loss per Share

The calculation of basic and diluted net loss per share for the nine months ended September 30, 2021 and 2020 was as follows (in thousands, except share and per share amounts):

	For the nine months ended September 30,
	2021	2020
Net income (loss) attributable to Altus Power, Inc.	(1,282)	9,804
Cumulative preferred dividends and commitment fee earned on Series A redeemable preferred stock	(13,584)	(11,427)
Redeemable Series A preferred stock accretion	(1,616)	(1,622)

Net loss attributable to common stockholder – basic and diluted	$(16,482)	$(3,245)

Net (loss) income per share attributable to common stockholder – basic and diluted	$(16,017)	$(3,154)
Weighted-average common shares outstanding – basic and diluted	1,029	1,029

13. Stock-Based Compensation

Stock-based compensation expense is recognized in selling, general, and administrative expense on the condensed consolidated statements of operations. The Company recognized $0.11 million and $0.06 million of stock-based compensation expense for the nine months ended September 30, 2021, and 2020, respectively. As of September 30, 2021, and December 31, 2020, the Company had $0.1 million and $0.2 million of unrecognized share-based compensation expense related to unvested restricted units, respectively, which the Company expects to recognize over a weighted-average period of approximately 3 years.

APAMH Restricted Unit Plan

In 2015, APAM Holdings, LLC, a holding company which sole purpose and activity is to hold management’s common unit interests in the Company (“APAMH”), established the APAM Holdings LLC Restricted Unit Plan (the “Restricted Unit Plan”) The Restricted Unit Plan provides for the grant of common units to Company’s employees, non-employee directors and consultants as share based compensation which gets expensed to the Company. The common units issued under the Restricted

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Unit Plan vest over four years with 25% vesting at the anniversary of each year from the date of grant. Upon the occurrence of a change of control, all units that have not yet vested shall become full vested. Upon termination of such individual, the Company may exercise its right to repurchase any unvested shares at estimated fair value. As of September 30, 2021, and December 31, 2020, 3,027,726 restricted units remained outstanding under the Restricted Unit Plan. Of the outstanding restricted units, 2,783,398 restricted units were vested and 244,328 remained unvested as of September 30, 2021, and 2,295,821 restricted units were vested and 731,905 remained unvested as of December 31, 2020.

The Company enlisted a third-party valuation firm to value the granted units which utilized the Black-Scholes Option Pricing model. The fair value of the granted units was determined using the Black-Scholes Option Pricing model and relied on assumptions and inputs provided by the Company. All option models utilize the same assumptions with regard to (i) current valuation, (ii) volatility, (iii) risk-free interest rate, and (iv) time to maturity. The models, however, use different assumptions with regard to the strike price which vary by award.

APAH Profit Interests Incentive Plan

In 2021, Holdings established the Altus Power America Holdings LLC Profit Interests Incentive Plan (the “Profit Interest Incentive Plan”). The Profit Interest Incentive Plan provides for the grant of profit interest units to Company’s employees, non-employee directors and consultants as share based compensation which gets expensed to the Company. The common units issued under the Profit Interest Incentive Plan vest over three years with 33.33% vesting at the anniversary of each year from the date of grant. Upon termination of such individual, Holdings may exercise its right to repurchase any vested shares at 1.5 times estimated fair value. As of September 30, 2021, 840,000 profit interest units remained outstanding under the Profit Interests Incentive Plan of which none were vested.

The Company enlisted a third-party valuation firm to value the granted units which utilized the Black-Scholes Option Pricing model. The fair value of the granted units was determined using the Black-Scholes Option Pricing model and relied on assumptions and inputs provided by the Company. All option models utilize the same assumptions with regard to (i) current valuation, (ii) volatility, (iii) risk-free interest rate, and (iv) time to maturity. The models, however, use different assumptions with regard to the strike price which vary by award.

14. Income Taxes

The income tax provision for interim periods is determined using an estimate of the Company’s annual effective tax rate as adjusted for discrete items arising in that quarter.

For the nine months ended September 30, 2021, and 2020, the Company’s income tax benefit was $1.5 million and $0.9 million, respectively. The effective tax rate differs from the U.S. statutory rate primarily due to effects of noncontrolling interests, redeemable noncontrolling interests, state and local income taxes and gain on fair value remeasurement of contingent consideration.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted and signed into law in the United States. The CARES Act includes measures to assist companies, including temporary changes to income and non-income-based tax laws. The Company did not receive a stimulus payment related to the CARES Act. The Company is still evaluating the new law but does not expect there to be a significant impact on the Company’s condensed consolidated financial statements.

15. Subsequent Events

The Company has evaluated subsequent events from September 30, 2021, through November 15, 2021, which is the date the unaudited condensed consolidated financial statements were available to be issued. There are no subsequent events requiring recording or disclosure in the condensed consolidated financial statements except as follows:

On October 14, 2021, the Company was notified by a third party of its intent to exercise an option under an existing Membership Interest Purchase Agreement to purchase JO RI Solar, LLC, a subsidiary of the Company which owns and operates a solar energy facility located in Rhode Island with a nameplate capacity of 4.1 MW. The Company classified the assets and liabilities of JO RI Solar, LLC, as held for sale as of this date. The sale is expected to close in the fourth quarter of 2021.

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